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                          GREENWICH STREET SERIES FUND
                                 AMENDMENT NO. 4
                                       TO
              THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

         AMENDMENT NO. 4 to the First Amended and Restated Master Trust Agreement dated as of October 14, 1998 (the "Agreement") of Greenwich Street Series Fund (the "Trust"), made as of the 27/th/ of June 2002 for effectiveness as of the Effective Date (as defined below).

                                   WITNESSETH:

         WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

         WHEREAS, on June 27, 2002, a majority of the Trustees voted to create a multiple class structure with respect to Salomon Brothers Variable All Cap Value Fund, Salomon Brothers Variable Emerging Growth Fund, Salomon Brothers Variable Growth & Income Fund, and Salomon Brothers Variable International Equity Fund (each a "Fund" and together the "Funds") consisting of two classes of shares of beneficial interest of each Fund, to be designated as Class I shares and Class II shares, to become effective upon the effectiveness of the post-effective amendment or amendments to the Trust's registration statement on Form N-1A describing said classes (the "Effective Date").

         WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 4 to the Agreement; and

         NOW, THEREFORE, effective as of the Effective Date, the Agreement is hereby amended as follows:

         1. The first paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:

Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and Classes, the Trustees hereby establish and designate the following Sub-Trusts and Classes thereof: the Money Market Portfolio; the Intermediate High Grade Bond Portfolio; the Diversified Strategic Income Portfolio; the Equity Index Portfolio (which shall consist of 2 classes designated as Class I and Class II Shares); the Salomon Brothers Variable All Cap Value Fund (which shall consist of 2 classes designated as Class I and Class II Shares); the Salomon Brothers Variable Growth & Income Fund (which shall consist of 2 classes designated as Class I and Class II Shares); the Appreciation Portfolio; the Fundamental Value Portfolio; the Salomon Brothers Variable Emerging Growth Fund (which shall consist of 2 classes designated as Class I and Class II Shares); and the Salomon Brothers Variable International Equity Fund (which shall consist of 2 classes designated as Class I and Class II Shares). The Shares of such Sub-Trusts and Classes thereof and any Shares of any further Sub-Trusts or Classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to

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some further Sub-Trust or Class at the time of establishing and designating the same) have the following relative rights and preferences:

         The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

         IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

                                            GREENWICH STREET SERIES FUND



                                            By: ________________________________
                                                    Name:  Michael Kocur
                                                    Title:   Assistant Secretary